SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC  20549

                            FORM 8-K



               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


                        February 26, 1997
                (Date of Earliest Event Reported)


               New England Community Bancorp, Inc.
     (Exact name of registrant as specified in its charter)


                            Delaware
 (State or other jurisdiction of incorporation or organization)


          0-14550                            06-1116165
 (Commission File Number)         (IRS Employer Identification No.)


Post Office Box 130, Old Windsor Mall, Windsor, Connecticut 06095
      (Address of principal executive offices and zip code)


 Registrant's telephone number, including area code: (860) 683-4612

Form 8-K
New England Community Bancorp, Inc.
Commission File No. 0-14550

Item 5.   Other Matters

       On February 25, 1997, New England Community Bancorp, Inc. ("NECB") a Delaware Corporation and a registered bank holding company and First Bank of West Hartford ("First Bank") issued a joint press release (attached hereto as Exhibit 99) announcing the signing of a definitive agreement (the "Agreement") between NECB and First Bank whereby First Bank will be acquired by NECB ("the Acquisition"). NECB anticipates that First Bank will be merged with and into its Connecticut bank subsidiary, New England Bank & Trust Company.

       Under the terms of the Agreement, First Bank shareholders will receive 0.62 of a share of common stock of NECB in exchange for each share of First Bank common stock.

        The Acquisition is subject to customary conditions, including but not limited to the approval by federal and state bank regulatory authorities and the shareholders of First Bank and NECB. First Bank, operates out of a single office located in West Hartford, Connecticut and - at December 31, 1996 - had assets of  approximately $84 million, deposits of approximately $70 million,
loans   of   approximately  $47,  and  shareholders'  equity   of
approximately $9 million.

       The management of NECB and First Bank anticipate that the Acquisition will close during the third quarter of 1997 and will be accounted for as a pooling of interests.


Item 7.   Exhibit No.    Description

          99             NECB  and  First  Bank  Acquisition
                         Press Release dated February 25, 1997

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


Dated:  February 27, 1997   NEW ENGLAND COMMUNITY BANCORP, INC.


                            By:  /s/ Anson C. Hall
                            Anson C. Hall
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                                                             Page 1 of 2
NEW ENGLAND COMMUNITY BANCORP, INC.
FIRST BANK OF WEST HARTFORD



                  NEW ENGLAND COMMUNITY BANCORP
                           TO ACQUIRE
                   FIRST BANK OF WEST HARTFORD


WINDSOR, CT, February 25, 1997. New England Community Bancorp, Inc. (NASDAQ:NECB) and First Bank of West Hartford announced today the signing of a definitive agreement under which New England Community Bancorp ("NECB") would acquire First Bank of West Hartford ("First Bank") in a tax-free stock-for-stock transaction. NECB is the bank holding company for New England Bank & Trust Company ("New England Bank") and The Equity Bank. First Bank will be merged with and into New England Bank.

Under the terms of the agreement, First Bank shareholders will receive 0.62 shares of NECB Common Stock for each share of First Bank Common Stock they own. Under certain circumstances, First Bank has the right to terminate the agreement if the price of NECB Common Stock falls below $12.80 unless NECB agrees to adjust the exchange ratio.

Based upon NECB's closing stock price of $16.75 on February 24, 1997, the transaction has a value of $10.39 per share of First Bank Stock or an aggregate value of $17.0 million. The purchase price is approximately 184% of First Bank's December 31, 1996 book value and 13.9 times First Bank's 1996 earnings. The transaction is subject to approval by NECB and First Bank Shareholders and various regulatory agencies. It is anticipated that the transaction will close by July, 1997 and will be accounted for as a pooling-of-interests.

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                                                      Page 2 of 2

David A. Lentini, NECB's President and Chief Executive Officer, said "The acquisition of First Bank solidifies New England Bank's position in the West Hartford market. First Bank is an established, respected institution with an attractive commercial lending and retail banking franchise. We look forward to serving the customers of First Bank and providing the same level of personal service that First Bank has so effectively delivered. First Bank customers will benefit from an expanded network of products, branches and ATM locations. NECB's shareholders will benefit from an in-market acquisition that should be accretive to earnings within the first twelve months."

Dennis T. Cardello, President of First Bank, commented, "The Board and senior management have been very pleased with First Bank's performance. However, pressures on community banks from increased competition and the continued need to keep pace with technological advancements caused the Board to consider an affiliation. We arrived at the unanimous decision in favor of the merger with NECB. New England is a quality institution, committed to community banking in Connecticut. First Bank wanted to be affiliated with an organization like New England - one that has a proven track record of providing quality community banking."

At year-end 1996, First Bank reported total assets of $84 million, total deposits of $70 million and $9.2 million in shareholders' equity. First Bank reported net income of $1.2 million or $0.88 per share, for the year ended December 31, 1996. First Bank's only office is in West Hartford.

At  December  31,  1996, NECB has total assets of  $433  million,
deposits  totaling $387 million and equity of $40 million.   NECB
reported earnings of $4.3 million, or $1.26 per share, for the year ended December 31, 1996.